Prospectus Supplement No. 14	Filed Pursuant to Rule 424(b)(3)
(To Prospectus effective March 31, 2022)	Registration No. 333-261963

235,625 Shares of Common Stock

Warrants to Purchase up to 235,625 Shares of Common Stock

This Prospectus Supplement supplements and amends the Prospectus dated March 28, 2022 and effective March 31, 2022 (the “Prospectus”), relating to the warrants to purchase 235,625 shares at $34.00 per share of common stock of Iveda Solutions, Inc. (the “Company”) by the stockholders identified in the Prospectus.

This Prospectus Supplement is being filed to include the information set forth in our Annual Report on Form 10-K for the period ended December 31, 2025, filed by the Company with the Securities and Exchange Commission on March 31, 2026 (the “Form 10-K”). The Form 10-K is attached hereto.

This Prospectus Supplement is not complete without and may not be delivered or utilized except in connection with the Prospectus, including any supplements and amendments thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

See “Risk Factors” beginning on page 6 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 1, 2026